Exhibit 5.1

[Mayer, Brown, Rowe & Maw LLP letterhead]

December 16, 2004

Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street
Suite 3600
Houston, Texas 77002-2730

Main Tel (713) 221-1651
Main Fax (713) 224-6410
www.mayerbrownrowe.com

Ferrellgas Partners, L.P.
7500 College Blvd.
Suite 1000
Overland Park, KS 55210

         Re:      Equity Issuance from Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Issuer”), in connection with the preparation of (i) the Issuer’s Registration Statement on Form S-3 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), related to the offering by or for the account of the selling unitholder named therein and its assigns, if any, as specified therein (the “Selling Unitholder”) of up to 2,098,623 common units representing limited partner interests of the Issuer (the “Units”) and (ii) the prospectus contained in the Registration Statement (the “Prospectus”).

        As special counsel to the Issuer, we have examined, reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Issuer, (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Issuer (the “Partnership Agreement”), (iii) the Registration Statement, (iv) the Prospectus, (v) the Unit Purchase Agreement dated November 12, 2004 between the Selling Unitholder and the Issuer (the “Unit Purchase Agreement”), (vi) resolutions of the Board of Directors of the general partner of the Issuer (the “General Partner”) regarding, among other things, the Registration Statement, the Prospectus and the Unit Purchase Agreement, and (vii) such other documents, faxes, certificates, instruments and records as we have deemed necessary, desirable or relevant for purposes hereof. We have also examined, reviewed and relied upon certificates of officers of the General Partner and faxes and certificates of public officials, as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

        In our examinations and investigations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all of the foregoing documents, faxes, certificates, instruments and records (collectively, the “Documents”) submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies, (ii) the truthfulness of all statements of fact set forth in such Documents, (iii) the due authorization, execution and delivery by the parties thereto, other than the Issuer and the General Partner, of all Documents examined by us and (iv) that, to the extent such Documents purport to constitute agreements of parties other than the Issuer and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties.

        Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Units are duly authorized, validly issued and, on the assumption that the holders of the Units take no part in the control of the Issuer’s business and otherwise act in conformity with the provisions of the Partnership Agreement regarding the control and management of the Issuer, the Units are fully paid and non-assessable (except as non-assessability may be affected by particular provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”)).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.

        The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the Delaware Act, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant Federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.

        It is understood that this opinion is to be used only in connection with the offer and sale by the Issuer of the Units while the Registration Statement and the Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Issuer or to any investment therein. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

Sincerely,
/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP